Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment # 1 to the Registration Statement (Form S-4) and related Proxy Statement and Prospectus of Energy Transfer Partners, L.P. for the registration of common units and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements (not presented separately therein) and the effectiveness of internal control over financial reporting of Sunoco LP, included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Houston, Texas
March 10, 2015